SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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/ /    Definitive Additional Materials
/X/    Soliciting Material Pursuant to Rule 14a-12

                           Art Technology Group, Inc.

                (Name of Registrant as Specified In Its Charter)

    Mitchell Wright Technology Group, LLC, SSH Partners I, LP, James Dennedy, Arcadia Partners, L.P., Parche, LLC and Starboard Value & Opportunity Fund, LLC

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 20, 2004, Mitchell Wright Technology Group, LLC, SSH Partners I,
LP, James Dennedy, Arcadia Partners, L.P., Parche, LLC and Starboard Value & Opportunity Fund, LLC and their affiliates filed a Schedule 13D with the Securities and Exchange Commission, which schedule contained the following statements in its Item 4 disclosure: "On September 20, 2004, Mitchell-Wright Technology Group, LLC ("MWTG") issued a letter to the stockholders the Company announcing its intention to vote against the proposed merger of the Company with Primus Knowledge Solutions, Inc. ("PKSI"). A copy of the letter is attached as
Exhibit 1. In addition, MWTG, SSH Partners I, LP, James Dennedy, Arcadia Partners, L.P., Parche, LLC and Starboard Value & Opportunity Fund, LLC intend to solicit proxies against the proposed merger.

SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MITCHELL WRIGHT TECHNOLOGY GROUP, LLC, SSH PARTNERS I, LP, JAMES DENNEDY, ARCADIA PARTNERS, L.P., PARCHE, LLC AND STARBOARD VALUE & OPPORTUNITY FUND, LLC FROM THE SHAREHOLDERS OF ART TECHNOLOGY GROUP, INC. FOR USE AT ITS SPECIAL MEETING WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF ART TECHNOLOGY GROUP, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV."

A copy of the letter referred to above is attached hereto as Exhibit 1.

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

                                                                       Exhibit 1

MITCHELL . WRIGHT
TECHNOLOGY GROUP


              8060 MONTGOMERY ROAD, SUITE 205     185 GREAT NECK ROAD, SUITE 460
                         CINCINNATI, OH 45236               GREAT NECK, NY 11020
                       PHONE: +1 513.792.5100             PHONE: +1.516.466.5258
                         FAX: +1 413.375.3439               FAX: +1.516.466.7709

September 20, 2004



SHAREHOLDERS
Art Technology Group, Inc.


         Re: Proposed Merger with Primus Knowledge Solutions, Inc.
         ---------------------------------------------------------



Dear Shareholders:

Art Technology Group ("ATG"), Inc. has had an exciting 10+ year history of providing strong technology solutions to significant enterprise customers. During those 10+ years, members of Mitchell Wright Technology Group, LLC ("MWTG") have worked with ATG's customers and worked in industry implementing solutions on the ATG platform. Most recently, a group advised by MWTG has become ATG's second largest shareholder. MWTG strongly believes in the Company's greatest assets - its customer base, strong product innovations, high customer loyalty, and a reasonably strong balance sheet. MWTG believes these assets should be protected and profitably enhanced.

After detailed analysis, discussions with the Company's management and directors, and much thought and deliberation, MWTG CANNOT support the proposed merger of the Company with Primus Knowledge Solutions, Inc. ("PKSI") as it is currently presented. We believe Management's plan to operate the combined business fails to justify the significantly increased operational and financial risk to shareholders that the merger presents.

We believe the actions recommended by Management in the S-4, filed September 8, 2004, threaten the Company's greatest assets, and therefore shareholder value, in the following ways:

     o Integration will distract management from running the business profitably;

     o Management's operating plan for the combined businesses fails to strengthen the financial foundation of the business; and

     o    Proposed merger may significantly weaken the balance sheet.

ATG's management has not operated the core business profitably, and its Board has not insisted that they do so. We encourage all shareholders to carefully review the performance of the Company under current management. Under current management, the Company has experienced (i) consistently unprofitable operations, (ii) a steady decline in license and maintenance revenues, (iii) significant cash balance erosion; and (iv) staffing levels and non-personnel expenditures significantly out of line with the revenue of the business.

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9/20/2004
Page 2 of 4


Management's published plan for the merged companies, endorsed by the Board, does not give confidence that Management can integrate and operate a more complex business profitably. The proposed plan for the merger does not get the Company any closer to profitable operations and positive cash flow than proper cost management would under independent operations.

The Company is at a critical financial juncture. The Company must either (i) choose to operate profitably and seek strategic alternatives to independent operations, or (ii) take significant financial risks in trying to become a large, relevant enterprise software company. Management has asked shareholders to accept tremendous risk by approving the merger agreement without providing an action plan that would produce financial results to justify the additional financial and operating risk and dilution. Management's financial basis for the merger is that the acquired revenue ALONG WITH FORECASTS OF REVENUE GROWTH support the $90-95M of planned expenses. However, Management has consistently been unable to accurately forecast the Company's revenues. Management and the board cannot expect shareholders to keep waiting until `next year' for profitable operations. Approving the merger agreement under Management's proposed plan could lead to significant financial stress on the Company. Continued unprofitable operations, as presented in Management's plan for the merged companies, will cause further balance sheet erosion. Weakening the balance sheet increases the risk of achieving future revenue targets as enterprise customers lose confidence in the viability of the business. This vicious cycle will severely limit the Company's future strategic alternatives.

Management needs to focus on protecting the balance sheet. Management's plan, if realized, places the Company in a precarious cash position as its NET CASH balance may drop below $30 million, an amount which Management has stated is the critical trough cash necessary to reliably generate revenue by assuring customers of the Company's viability. Yet, after giving effect to the proposed merger, the Company has stated that it will enter 2005 with a cash balance of "something north of $30 million." We question the veracity of this statement. Although Management may be able to post $30 million on the cash line, our analysis indicates that the Company will need to borrow from its working capital line to achieve this objective, thereby having less than $30 million in NET CASH. In order for shareholders to have enough information before voting on the merger agreement, we demand Management clarify their true intentions for the NET CASH balance of the Company by providing shareholders with their projected cash AND debt levels entering 2005.

We appreciate that the marriage of ATG's and PKSI's technology presents attractive opportunities, but this will be of little value to shareholders if the foundation of the underlying operating business remains weak. We encourage shareholders, in considering the strength of the technology marriage, particularly as discussed in analyst opinions, to also consider the capability of the Company's management to


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9/20/2004
Page 3 of 4


run an operationally sound business. If the combined Company cannot operate profitably, then building the technology stack and revenue line with this acquisition fails to add value, it destroys value.

MWTG remains greatly concerned with the level of shareholder representation within Management and the Board of Directors. The lack of shareholder representation has resulted in a disconnect between the owners of the company (the shareholders) and those managing the Company (Management and the Board). The Board and Management must be accountable to the shareholders of the business. Therefore, MWTG believes a change in corporate governance is needed. The Board and Management must understand that they are fiduciaries to the shareholders. The shareholders must demand that the corporate governance of our company be modified to bring the governance more in line with the state of the market and take a more active role in demanding improved financial performance.

Based on Management's current operating plan and proposed plan for the combined company, MWTG's recommends the following course of action to the Company and its shareholders:

          o    Vote against the merger;

          o Demand corporate governance changes to allow shareholders greater ability to influence our company;

          o Establish profitable operations before growing the Company with acquisitions; and

          o    Pursue other strategic alternatives.

MWTG has been and remains committed to working with the Board and Management to create shareholder value. While we are disappointed with the reticence of the Board to exchange ideas, we remain eager to engage in a more active dialog with the Board and Management to build value for all shareholders.

Thank you for taking the time to review our proposal and for your continued support of ATG.



Very Respectfully,


/s/ James H. Dennedy


James H. Dennedy
Managing Partner
Mitchell-Wright Technology Group, LLC



cc:      Paul Shorthose, Chairman

         Bob Burke, Director & CEO

         Phyllis Swersky, Director

         David Elsbree, Director

         Ilene Lang, Director

         Mary Makela, Director

         John Held, Director



SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MITCHELL WRIGHT TECHNOLOGY GROUP, LLC AND RELATED ENTITIES FROM THE SHAREHOLDERS OF ART TECHNOLOGY GROUP, INC. FOR USE AT ITS SPECIAL MEETING WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF ART TECHNOLOGY GROUP, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 13D FILED BY MITCHELL WRIGHT TECHNOLOGY GROUP, LLC, PARCHE, LLC, STARBOARD VALUE & OPPORTUNITY FUND, LLC AND CERTAIN OF THEIR AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 24, 2004 WITH RESPECT TO ART TECHNOLOGY GROUP, INC., AS AMENDED ON SEPTEMBER 10, 2004 AND SEPTEMBER 20, 2004. THAT SCHEDULE 13D IS CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE.